Exhibit 1.2

THE COMPANIES ORDINANCE

ARTICLES OF ASSOCIATION

OF

TARO PHARMACEUTICAL INDUSTRIES LTD.

(Name Changed as of February 8, 1994)

PRELIMINARY

1.	The regulations contained in Table A of the Third Schedule to the Companies Ordinance shall not apply to this Company except so far as same are repeated, contained or made applicable in these Articles.

2.	In these Articles the following expressions shall have the respective meaning set opposite them, unless the context otherwise requires:

“THE COMPANY”	- the above named Company.

“THE COMPANIES ORDINANCE”	- the Companies Ordinance as amended from time to time.

“THE BOARD OF DIRECTORS”	- the Board of Directors of the Company for the time being.

“THE PRINCIPAL OFFICE”	- the registered office for the time being of the Company.

“THE REGISTER”	- the Register of Members to be kept pursuant to Section 29 of the Companies Ordinance and includes the Principal Register and the Branch Register in accordance with these Articles.

“IN WRITING AND WRITTEN”	- Written, printed, typewritten or in any other legible form.

“THE SECRETARY”	- the Company’s Secretary and includes the person duly appointed to perform temporarily the duties of the secretary.
“THE BRANCH OFFICE”	- the office of the Company for the time being in the State of New York of the United States of America.

3.	In these Articles, unless the context otherwise requires, the expressions defined in the Memorandum of Association of the Company shall have the meaning defined, and, subject thereto the expressions defined in the Companies Ordinance shall have the meaning so defined, and, subject thereto, the expressions defined in the Interpretation Ordinance shall have the meaning so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include females. The captions in these Articles shall not be taken into account in the construction thereof.

BUSINESS

4.	The business of the Company may be commenced as soon after the incorporation of the Company as the provisions of Section 92 (2) of the Companies Ordinance have been complied with, and the Registrar of Companies has issued the prescribed certificate.

5.	Subject as aforesaid, any branch or kind of business which, by the Memorandum of Association of the Company, or these Articles, is either expressly or by implication, authorized to be undertaken by the Company, may be undertaken by the Board of Directors at such time or times as they shall think fit, and further may be suffered by them to be in abeyance, whether such branch or kind of business may have been actually commenced or not, so long as the Board of Directors may deem it expedient not to commence or proceed with such branch or kind of business.

6.	The Principal Office shall be in such place in Israel as the Board of Directors shall from time to time appoint.

SHARE CAPITAL

7.	The share capital of the Company is NIS 20,000.026 (Twenty Thousand and Point Zero Two Six New Israeli Shekels), divided into 2,600 (Two Thousand and Six Hundred) Founders’ Shares, of NIS 0.00001 each, and 200,000,000 (Two Hundred Million) Ordinary Shares of NIS 0.0001 each.

(Amended August 30, 2001)

8.	The amount payable to the Company on application on each share of the Company shall not be less than 5% (five percent) of the nominal value of the share.

9.	The Company may issue any share with such preferred, deferred, or other special rights, or such restrictions, whether in regard to dividend, voting, return of share capital, participation in surplus of assets or otherwise, as the Company may from time to time by Special Resolution determine and any Preference Share may, with the sanction of a Special Resolution, be issued on the terms that it is, or that it is at the option of the Company, liable to be redeemed.

10.	If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be modified, abrogated or otherwise dealt with by the Company, with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of the class. The provisions of these regulations relating to general meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall mutatis mutandis apply to every such special general meeting.

11.	The shares shall be under the control of the Board of Directors, who may allot them or otherwise dispose of them to such persons, on such terms and conditions and either at par or at a premium or at a discount and at such times as the Board of Directors may deem fit, and with full power to give to any person the call of any shares either at par or at a premium or, subject aforesaid, at a discount, during such time and for such consideration as the Board of Directors may deem fit.

For the avoidance of any doubt, and not withstanding anything to the contrary in these Articles, the Board of Directors shall be entitled to allot and distribute any authorized and unissued shares as bonus shares.

(Amended June 28, 2001)

12.	The Company may make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and the time of payments of such calls.

13.	If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment shall, when due, be paid to the Company by the person who for the time being and from time to time shall be registered holder of the shares or his legal personal representative.

14.	The joint holders of a share shall be severally as well as jointly liable for the payment of all instalments and calls due in respect of such share.

15.	The Company may at any time pay a commission to any person for subscribing or agreeing to subscribe, whether absolutely or conditionally for any share, debenture or debenture stock of the Company, or procuring or agreeing to procure subscriptions whether absolute or conditional, for any share, debenture or debenture stock of the Company but so that if the commission in respect of shares shall be paid or payable out of capital, the statutory conditions and requirements and the conditions and requirements of the Memorandum and Articles of the Company shall be observed and complied with. The commission may be paid or satisfied in cash or in shares, debentures or debenture stock of the Company.

16.	Save as in these Articles otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and shall not, except as otherwise ordered by a Court of competent jurisdiction or as by law required, be bound to recognize any equitable or other claim to, or interest in, any such share on the part of any other person.

17.	No shareholder shall be entitled to receive any dividend or to be present or vote at any meeting either on a show of hands or upon a poll, or to exercise any privilege as a member, until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expense (if any).

CERTIFICATES

18.	The certificate of title to shares shall be sealed with the Seal of the Company and shall bear the signature of at least two Directors or of one Director and the Secretary or any other person, appointed by the Board of Directors.

19.	Every Member shall without payment be entitled to receive within two months after allotment or registration of transfer unless the conditions of issue provide for a longer interval, a certificate under the Seal of the Company specifying the shares allotted or transferred to him, and the amount paid up thereon, provided that in the case of joint holders the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all.

A Member holding more than one share shall be entitled to apply for and receive a separate certificate in respect of any one or more shares held by him, upon payment to the Company of 25 agorot for each certificate other than the first certificate.

20.	If any certificate be worn out or defaced, then upon production thereof to the Board of Directors they may order the same to be cancelled and may issue a new certificate in lieu thereof, and if any certificate be lost or destroyed then upon proof thereof to the satisfaction of the Board of Directors and on such undertaking as to indemnity as the Board of Directors may deem fit being given, a new certificate in lieu thereof shall be given to the party entitled to such lost or destroyed certificate. The sum of 25 agorot shall be paid to the Company for every certificate given under this Article. In case of destruction or loss, the Member to whom such renewed certificate is given shall also bear and pay to the Company upon demand all expenses incidental to the investigation by the Company of the evidence of such destruction or loss.

REGISTER OF MEMBERS

21.	The Company shall keep in a book a register of its Members (hereinafter referred to as the “Principal Register”) and shall enter therein the following particulars:

(a)	The names and addresses of the Members and a statement of the shares held by each Member, distinguishing each share by its number and of the amount paid, or agreed to be, considered as paid on the shares of each Member; and

(b)	The date at which any person was entered in the Register as a Member; and

(c)	The date at which any person ceased to be a Member; and

(d)	The amount of the calls, if any, still outstanding on the shares of each Member; and

(e)	Such other particulars as are by the Companies Ordinance or by these Articles required or permitted to be recorded therein.

22.	The Company shall keep an index of the names of the Members of the Company which shall in respect of each Member contain a sufficient indication to enable the record of that Member to be readily found.

The Company shall within fourteen days after the date on which any alteration is made in the Principal Register make any necessary alteration in the index.

23.	The Principal Register and the index shall be kept at the Principal Office and, except when closed under the provisions of the Companies Ordinance or of these Articles, shall during all regular business hours be open to the inspection of any Member gratis and to the inspection of any other person on the payment of 25 agorot or such lesser fees as the Company may prescribe for each inspection.

24.	The Principal Register shall be closed during the fourteen days immediately preceding every Ordinary General Meeting of the Company and at such other times (if any) and for such period as the Board of Directors may from time to time determine; Provided always that the Principal Register shall not be closed for more than a period exceeding thirty days in any one year; and provided further that it shall not be closed unless notice is advertised in compliance with Section 29 (6) of the Companies Ordinance.

BRANCH REGISTER

25.	The Company may cause to be kept in the State of New York of the United States of America a Branch Register of Members resident in the United States of America (hereinafter referred to as “the Branch Register”) and the Board of Directors may, subject to the provisions of the Companies Ordinance and of these Articles make and vary such regulations as they may think fit respecting the keeping of the Branch Register.

26.	The Branch Register if and when opened shall be kept at the Branch Office which shall be in such place in the State of New York as the Board of Directors shall from time to time appoint.

27.	The Company shall give to the Registrar of Companies notice of the situation of the Branch Office and of any change in its situation. Any such notice shall be given within a month of the opening of the Branch Office, or of the change, as the case may be.

28.	(1) The Branch Register shall be deemed part of the Principal Register.

(2)	The Branch Register shall be kept in the same manner in which the Principal Register is by the Companies Ordinance and these Articles required to be kept, except that the advertisement before closing the Branch Register shall be inserted in some newspaper circulating in the City of New York, State of New York, United States of America.

(3)	The Company shall transmit to the Principal Office a copy of every entry in the Branch Register as soon as may be after the entry is made; and shall cause to be kept at the Principal Office duly entered up from time to time a duplicate of the Branch Register. The duplicate shall be deemed to be part of the Principal Register.

(4)	Subject to the provisions of these Articles with regard to the duplicate of the Branch Register, the shares registered in the Branch Register shall be distinguished from the shares registered in the Principal Register and no transaction with respect to any shares registered in the Branch Register shall, during the continuation of that registration, be registered in the Principal Register.

CALLS

29.	The Board of Directors may, from time to time, make such calls as they think fit upon the Members in respect of all moneys unpaid on the shares held by them respectively, and not by the conditions of allotment thereof made payable at fixed times, and each Member shall pay the amount of every call so made on him to the persons and at the times and places appointed by the Board of Directors. A call may be made payable by instalments, and shall be deemed to have been made when the resolution of the Board of Directors authorizing such call was passed.

30.	A month’s notice of any call shall be given specifying the time and place of payment, and to whom such call shall be paid, provided that before the time for payment of such call the Board of Directors may, by notice in writing to the Members, revoke the same or extend the time for payment thereof.

31.	If by the terms of issue of any share or otherwise any amount is made payable at any fixed time or by instalments at fixed times, every such amount or instalment shall be payable as if it were a call duly made by the Board of Directors and of which due notice had been given and all the provisions herein contained in respect of such calls shall relate to such amount or instalment accordingly.

32.	If the sum in respect of any call or instalment be not paid on or before the day appointed for payment thereof, the holder for the time being of the share in respect of which the call shall have been made, or the instalment shall be due, shall pay interest for the same at the maximum rate of interest permissible under the Law prevailing in Israel for the time being from the day appointed for the payment thereof to the time of the actual payment. But the Board of Directors may dispense with payment of the interest in whole or in part.

33.	The Board of Directors may, if they think fit, receive from any Member willing to advance the same, the sums outstanding upon all or any of the shares held by him beyond the sums actually called for. The Board of Directors may, upon the amounts so paid in advance or any part thereof, pay interest (up to the date the amount would become payable, if it were not paid in advance) at such rate as the Board of Directors and the Members paying in advance as aforesaid may agree upon.

FORFEITURE AND LIEN

34.	If any Member fail to pay any call or instalment on or before the day appointed for the payment of the same, the Board of Directors may at any time thereafter, during such time as the call or instalment remains unpaid, serve a notice on such Member requiring him to pay the same together with any interest that may have accrued, and all expenses that may have been incurred by the Company by reason of such non-payment. In the event of the Member failing to pay the amount due by the date fixed in such notice, (which shall be at least one month) the shares in respect of which such notice shall have been given shall be forfeited by a resolution of the Board of Directors to that effect. The provisions of this Article shall apply subject to the conditions made (if made expressly and in writing) at the time of the allotment of any share.

35.	A certificate in writing under the hands of two Directors stating that the call in respect of a share was made, and that the forfeiture of the share was made by a resolution of the Board of Directors to that effect, shall be conclusive evidence of the facts stated therein as against all persons entitled to such share.

36.	Any share so forfeited shall be the property of the Company and the Board of Directors may sell, deliver, re-allot, or otherwise dispose of the same to any person, including the original holder thereof, upon such terms and conditions and in such manner as they may deem fit.

37.	The Company may receive the consideration, if any, given for the share on any sale, delivery, re-allotment or other disposition thereof and the person to whom such share is sold, delivered, re-allotted or disposed of, may be registered as the holder of the share and shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or other disposal of the share.

38.	The Board of Directors may at any time before any share so forfeited shall have been sold, delivered, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such terms and conditions as they think fit.

39.	Any Member whose shares shall have been forfeited, shall notwithstanding be liable to pay, and shall forthwith pay to the Company, all calls, instalments, interest and expenses owing upon or in respect of such shares at the time of the forfeiture, together with interest thereon from the time of the forfeiture, until payment, at the maximum rate of interest permissible under the Law prevailing in Israel for the time being and the Board of Directors may enforce the payment of such moneys or any part thereof if they think fit, but shall not be under any obligation so to do.

40.	The Company shall have a first and paramount lien upon all the shares registered in the name of each Member and upon the proceeds of the sale thereof for all moneys unpaid in respect of any of his shares whether called or uncalled, and for his debts, liabilities and engagements solely or jointly with any person, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not; and no equitable interest in any share shall be created except upon the footing and condition that Article 16 hereof is to have full effect, and such lien shall extend to all dividends from time to time declared in respect of such shares. Provided always that:

(a)	The registration by the Company of a transfer of a fully paid up share shall operate as a waiver by the Company of its lien on such share and the dividends in respect thereof; and

(b)	The registration by the Company of a transfer of a share shall not operate as a waiver by the Company of its lien on such share and the dividends in respect thereof, insofar as such lien is for any moneys unpaid in respect of such share, whether called or uncalled, but shall operate as a waiver of such lien insofar as it is for any other debt, liability or engagement of the transferor towards the Company; and

(c)	The registration of a transfer of a share as aforesaid shall not serve as a discharge to the transferor of any debt, liability or engagement of the transferor towards the Company, otherwise than in respect of any moneys unpaid in respect of such share.

41.	The Board of Directors may for the purpose of enforcing such lien, sell the shares subject thereto in such manner as they may deem fit, but no sale shall be made until notice in writing of the intention to sell shall have been served on such Member his executors and administrators and default shall have been made by him or them of the payment, discharge or fulfillment of such debts, liabilities or engagements for 14 days after such notice.

42.	The net proceeds of any such sale after payment of the costs of such sale shall be applied in or towards the satisfaction of the debts, liabilities or engagements of such Member and the residue (if any) paid to him, his executors, administrators or assigns.

TRANSFER AND TRANSMISSION OF SHARES

43.	Any Member may transfer all or any of his shares, but no transfer shall be registered unless a proper instrument of transfer has been left at the Principal Office for registration, accompanied by the certificate of the shares to be transferred and such other evidence (if any) as the Board of Directors may require to prove the title of the transferor.

The instrument of transfer of any share shall be signed both by the transferor and the transferee, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

44.	The instrument of transfer of any share shall be in writing in the usual common form or in the following form or as near thereto as circumstances will admit:

“I                  of                  in consideration of the sum of                  paid to me by                      of                     (hereinafter called “the transferee”) do hereby transfer to the transferee the                  shares numbered          to      inclusive in Taro Pharmaceutical Industries Limited to hold unto the transferee, his executors, administrators and assigns, subject to the several conditions on which I held the same immediately before the execution hereof; and I, the transferee do hereby agree to take the said share(s) subject to the conditions aforesaid. As witness our hands this          day of          19    .

Signature of the transferor
Address and occupation of transferor
Witness to the signature
Signature of transferee
Address and occupation of transferee
Witness to signature	”

45.	Notwithstanding the provisions of Article 43 hereof:

(a)	The Board of Directors may, in their discretion, and without assigning any reason therefor, refuse to register the transfer of any share (not being a fully paid share) to any person whom they shall not approve as transferee.

(b)	The Board of Directors may also refuse to register any transfer of shares on which the Company has a lien.

(c)	Whenever the Board of Directors shall refuse to register any transfer of shares they shall give notice thereof to the transferee.

46.	Such fee not exceeding 25 agorot for each transfer as the Board of Directors may from time to time determine shall be charged for the registration of a transfer.

47.	The executors or administrators or heirs of a deceased Member (not being one of the several joint holders) shall be the only persons recognized by the Company as having any title to the shares registered in the name of such Member, and in the case of the death of any one or more of the joint holders of any registered share, the survivor or survivors shall alone be recognized by the Company as having any title to, or interest in, such share.

48.	Any person becoming entitled to a share in consequence of the death, or bankruptcy of a Member, upon such evidence being produced as may from time to time be required by the Board of Directors of grant of Probate or Letters of Administration or Declaration of Succession or Order or Certificate in accordance with the Laws of Bankruptcy or such other evidence that he sustains the character in respect of which he proposes to act under this Article, or of his title as the Board of Directors think sufficient, shall be entitled to be registered as a Member in respect of such share, or may, subject to the regulations as to transfer herein contained, make such transfer of the share as the deceased when alive or the bankrupt person prior to his bankruptcy himself could have made.

49.	A person becoming entitled to a share by reason of the death, or bankruptcy of the holders thereof shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of that share, be entitled in respect of it to exercise any right, conferred by membership in relation to meetings of the Company.

SHARE WARRANTS TO BEARER

50.	Articles 51 to 58, both inclusive, shall apply only if the Company be authorized, as long as such authorization be required by law, by the competent authority to issue share warrants to bearer.

51.	The Company may issue share warrants to bearer and accordingly the Board of Directors may in their discretion with respect to any share which is fully paid up and in respect of which the Company has no lien for the time being, on application in writing signed by the person registered as holder of the share and authenticated by such evidence, if any, as the Board of Directors may from time to time require, as to the identity of the person signing the request, and on receiving the certificate, if any, of the share and the amount of stamp duty on the warrant, and such fee not exceeding 25 agorot, as the Board of Directors may from time to time require, issue under the Company’s Seal a warrant duly stamped, stating that the bearer of the warrant is entitled to the shares therein specified and may provide by coupons or otherwise for the payment of dividends or other moneys on the shares included in the warrant.

52.	On the issue of a share warrant the Board of Directors shall strike off the Register the name of the Member then entered therein as holding the share specified in the warrant, as he had ceased to be a Member in virtue thereof, and shall enter in the Register the following particulars, namely:

(a)	the fact of the issue of the warrant; and

(b)	the statement of the shares included in the warrant; distinguishing each share by its number; and

(c)	the date of the issue of the warrant.

53.	A share warrant shall entitle the bearer to the shares included in it, and such shares shall be transferred by the delivery of the share warrant, and the provisions of these Articles with respect to transfer and transmission of shares shall not apply thereto. The bearer of a share warrant shall on surrender of the warrant to the Company for cancellation, and on payment of such sum not exceeding 25 agorot as the Board of Directors may from time to time prescribe, be entitled to have his name entered as a Member in the Register in respect of the shares included in the warrant.

54.	The bearer of a share warrant may at any time deposit the warrant at the Principal Office or at the Branch Office and so long as the warrant remains so deposited, the depositor shall have the same right of signing a requisition for calling a meeting of the Company, and of attending and voting and exercising the other privileges of a Member at any meeting held after the expiration of two clear days from the time of deposit, as if his name were inserted in the Register as the holder of the shares included in the deposited warrant, provided the shares be of a class conferring the aforesaid rights on their registered holders. Not more than one person shall be recognized as depositor of the share warrant.

55.	To any person so depositing a warrant there shall be delivered a certificate stating his name and address and describing the shares included in the warrant so deposited and bearing the date of issue of the certificate.

56.	Upon surrender of the certificate to the Company the bearer of the certificate shall be entitled to receive the warrant in respect of which the certificate was delivered.

57.	Subject as herein otherwise expressly provided, no person shall, as bearer of a share warrant, sign a requisition for calling a meeting of the Company, or attend, or vote or exercise any other privilege of a Member at a meeting of the Company, or be entitled to receive any notices from the Company, but the bearer of a share warrant shall be entitled in all other respects to the same privileges and advantages as if he were named in the Register as the holder of the shares included in the warrant and he shall be a Member of the Company.

58.	The Board of Directors may from time to time make rules as to the terms on which, if they shall think fit, a new share warrant or coupon may be issued by way of renewal in case of defacement, loss or destruction of the original share warrant or coupon.

REDEEMABLE PREFERENCE SHARES

59.	The Company may at its option issue redeemable preference shares. On redemption of such shares the Company shall comply with the provisions of Section 38 of the Companies Ordinance.

INCREASE, REDUCTION AND ALTERATION OF CAPITAL

60.	The Company may, in general meeting, by Special Resolution, increase the share capital from time to time by such sums, to be divided into shares of such amount, of such classes and conferring such rights and privileges, as the Company may by Special Resolution resolve.

61.	Except so far as otherwise provided by the Special Resolution creating the increase of share capital, the new shares shall be subject to the same provisions applying to the shares of the original capital with reference to the payment of calls, forfeiture and lien, transfer and transmission and otherwise.

62.	The Company may, by Special Resolution:

(a)	Consolidate and divide its share capital or any part thereof, into shares of larger amount than the existing shares;

(b)	By sub-division of its existing shares, or any of them, divide the whole, or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless, to the provisions of paragraph (d) of sub-section 1 of Section 43 of the Companies Ordinance.

(c)	Cancel any shares, which, at the date of the passing of the resolution, have not been taken, or agreed to be taken by any person;

(d)	Reduce its share capital in any manner and with and subject to any incident authorized and consent required, by law.

BORROWING POWERS

63.	The Board of Directors may from time to time at their discretion, borrow or secure the payment of any sum or sums of money for the purpose of the Company.

64.	The Board of Directors may raise or secure the repayment of such sum or sums in such manner and upon such terms and conditions in all respects as they think fit, and in particular by the issue of bonds, debentures or debenture stock, or any mortgage, charge, other security on the undertaking or the whole or any part of the property of the Company (both present and future) including its uncalled capital for the time being.

65.	Any bonds, debentures, debenture stock, obligations or other securities (issued or to be issued by the Company) shall be under the control of the Board of Directors who may issue them upon such terms and conditions and in such manner and for such consideration as they shall consider to be for the benefit of the Company.

66.	Debentures, debenture stock, bonds, obligations or other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

67.	If any uncalled capital of the Company is included in or charged by any mortgage, bond, debenture, debenture stock, obligation or other security, the Board of Directors may authorize the person in whose favor such mortgage, bond, debenture, debenture stock, obligation or security is executed or any other person in trust for him, to make calls on Members in respect of such uncalled capital and the provisions hereinbefore contained with regard to calls shall mutatis mutandis apply to calls made under such authority and such authority may be made exercisable either conditionally or unconditionally and either presently or contingently and either to the exclusion of the power of the Board of Directors or otherwise and shall be assignable if expressed so to be.

68.	If any of the Directors or officers of the Company or any other person shall become personally liable for the payment of any sum for which the Company is primarily liable, the Board of Directors may execute or cause to be executed any mortgage, charge or security over or affecting the whole or any part of the assets of the Company by way of indemnity to secure such Director or officer of the Company or such other person aforesaid from any loss in respect of such liability.

69.	The Company shall keep a proper register in accordance with the provisions of the Companies Ordinance of all mortgages, debentures and charges affecting the property of the Company.

GENERAL MEETING

70.	A General Meeting of the Company shall be held once at least in every calendar year at such time, not being more than fifteen months after the holding of the last preceding General Meeting, and at such place as may be determined by the Board of Directors. Such General Meetings shall be called Ordinary General Meetings, and all other general meetings of the Company, shall be called Extraordinary General Meetings. All General Meetings shall be held in Israel.

71.	The Board of Directors may call an Extraordinary General Meeting whenever they think fit.

72. (1)	The Board of Directors shall, on the requisition of Members of the Company representing not less than one-tenth of the total voting rights of all the Members having on the date of the requisition a right to vote at General Meetings of the Company, forthwith proceed to convene an Extraordinary General Meeting of the Company.

(2)	The requisition must state the object of the proposed Extraordinary General Meeting and must be signed by the requisitionists and deposited at the Principal Office and may consist of several documents in like form, each signed by one or more of the requisitionists. A requisition by joint holders of shares must be signed by all such holders.

(3)	If the Board of Directors do not within 21 days from the date of the requisition being so deposited, or if the requisition consists of several documents from the date of the deposit of the document which completes the required minimum proscribed in paragraph (1) of this Article, proceed to convene the Extraordinary General Meeting so requisitioned, the requisitionists or any of them representing more than one half of the voting rights of all of them, may themselves convene the Meeting, but any Meeting so convened shall not be held after three months from the date of the deposit of the requisition.

(4)	Any Extraordinary General Meeting convened under this Article by the requisitionists shall be convened in the same manner as nearly as possible as that in which General Meetings are to be convened by the Board of Directors.

(5)	Any reasonable expenses incurred by the requisitionists by reason of the failure of the Board of Directors duly to convene an Extraordinary General Meeting, shall be repaid to the requisitionists by the Company and any sum so repaid shall be retained by the Company out of any sums due or to become due from the Company by way of fees or other remuneration for their services to such of the Directors as were in default.

73.	Not less than 7 days’ prior notice shall be given of every General Meeting, whether Ordinary or Extraordinary, (other than a meeting at which it is proposed to pass a Special Resolution), by whomsoever convened, specifying the day, hour and place of the Meeting and subject to the provisions of Article 164 hereof, stating the business to be transacted at the Meeting (and in case it is proposed to pass an Extraordinary Resolution), stating the intention to propose a resolution as an Extraordinary Resolution, shall be given to the persons entitled to receive such notice, under, and in the manner provided by the Companies Ordinance and these Articles.

(Amended June 22, 1995)

74.	Where it is proposed to pass a Special Resolution at any General Meeting, whether Ordinary or Extraordinary, by whomsoever convened, a twenty-one days’ notice at least of the Meeting specifying the intention to propose a Resolution as a Special Resolution and specifying the day, hour and place of the Meeting, and, subject to the provisions of Article 164 hereof and specifying the nature of the business to be transacted shall be given to the persons entitled to receive such notice under, and in the manner provided by the Companies Ordinance and these Articles.

75.	A notice of a General Meeting convened by the Board of Directors shall be given by them or, on their behalf, by the Secretary or by any one or more persons authorized by the Board of Directors and, if convened by requisitionists, such notice shall be given by the requisitionists, or by any of them representing more than one half of the total voting of all of them. Notices of General Meetings shall all be in writing.

PROCEEDINGS AT GENERAL MEETINGS

76.	Three Members present in person or by proxy at any General Meeting holding between them a number of shares entitling them to a third of the total number of votes in the Company, shall constitute a quorum, and no business shall be transacted at any General Meeting unless the requisite quorum is present at the time when the Meeting proceeds to business.

77.	The Chairman of the Board of Directors shall take the Chair at every General Meeting. If there be no chairman or, if at any Meeting he shall not be present within 15 minutes after the time appointed for holding such Meeting or though present he shall be unable or unwilling to act, the Directors present, or failing them, the Members present in person or by proxy, may elect one of the Directors present, who shall be able and willing so to act, to act as Chairman of the Meeting, and if no more than one Director shall be present at the Meeting, such Director shall act as Chairman of the Meeting, or if no Director shall be present or though present he shall be unable or unwilling to act, and no Chairman shall have been elected as aforesaid, the Members present in person or by a proxy shall elect one of those present, whether as a Member or as a proxy, to be Chairman of the Meeting.

78.	No business shall be discussed at any General Meeting whilst the Chair is vacant, except the election of a Chairman.

79.	If within half an hour after the time appointed for the holding of a General Meeting a quorum be not present, the Meeting, if convened on the requisition of Members, shall be dissolved and in every other case shall stand adjourned to the same day in the next week at same time and place or to such other day, time and place as the Board of Directors may, by notice to the Members entitled to receive notices of General Meetings, appoint. If at such adjourned meeting a quorum be not present, any two Members entitled to be present and present at the Meeting, in person or by proxy, shall be a quorum and may transact the business for which the Meeting was convened.

80.	The Chairman, with the consent of any Meeting at which a quorum is present, may adjourn the Meeting from time to time, and from place to place, as the Meeting shall determine. Whenever a Meeting is adjourned for twenty-eight days or more, notice of the adjourned Meeting shall be given in the same manner as of the original Meeting. Save as aforesaid, the Members shall not be entitled to any notice of an adjournment, or of the business to be transacted at any adjourned Meeting. Except as provided by the Companies Ordinance in a case of the Statutory Meeting, no business shall be transacted at any adjourned Meeting other than the business which might have been transacted at the original Meeting.

81.	A Resolution put to the vote at any General Meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by any Member present at the Meeting in person or by proxy. Unless a poll is so demanded, a declaration by the Chairman that a Resolution has on a show of hands been carried or carried unanimously or by a particular majority, or lost, and an entry to that effect in the book of Minutes of General Meetings of the Company shall be conclusive evidence of the fact without further proof of the number or proportion of the votes recorded in favor of or against that Resolution.

82.	If a poll is demanded as aforesaid, it shall be taken in such manner and at such time and place in Israel as the Chairman of the Meeting directs and either at once or after an interval or adjournment, and the results of the poll shall be deemed to be the resolution of the Meeting at which the poll was demanded. Provided always that the Chairman of a Meeting at which a poll is demanded shall not direct the poll to be taken after an adjournment unless the Meeting consents thereto.

83.	In the case of an equality of votes, whether on a show of hands or on a poll, the proposed resolution shall fall.

84.	Any poll duly demanded on the election of a Chairman of a Meeting or on any question of adjournment shall be taken at the Meeting and without adjournment.

85.	The demand of a poll shall not prevent the continuance of a Meeting for the transaction of any business contained in the agenda other than the question on which a poll was demanded.

86.	Any resolution of the Company in General Meeting shall be deemed duly passed if it be passed by a simple majority of votes, whether voted upon by a show of hands or upon a poll (unless a different majority is required by law or by these Articles).

VOTES OF MEMBERS

87.	Whether on a show of hands or on a poll:

(a)(1)	Every Ordinary Share shall entitle the holder thereof to one vote;

(2)	All Ordinary Shares issued at any time shall together entitle the holders thereof to two-thirds of the voting powers in the Company;

(b)(1)	All Founders’ Shares issued at any time shall together entitle the holders thereof to one-third of the voting power in the Company;

(2)	Every Founders’ Share shall entitle the holder thereof to such number of votes as shall be equal to the quotient arrived at by the division of the aggregate number of votes which all the holders of the Founders’ Share issued for the time being shall be entitled to by the number of the Founders’ Shares issued for the time being.

88.	The instrument appointing a proxy, whether for a particular Meeting or otherwise shall be in writing under the hand of the appointer, or of a person duly authorized in writing for that purpose and shall, as nearly as circumstances will admit, be in the following form:

“Taro Pharmaceutical Industries Limited

I                      of                     , being a Member of Taro Pharmaceutical Industries Limited, hereby appoint                      of                      as my proxy, to vote for me and on my behalf at the (Ordinary/Extraordinary) General Meeting of the Company to be held on the          day of          19      and at my adjournment thereof.”

“As witness my/our hand this          day of              19    ”

or in such other form as the Board of Directors may from time to time approve. Notwithstanding anything herein to the contrary, the Members of the Company have been and shall continue to be entitled for all meetings of the Members, to appoint a proxy by telephone, the Internet or any other electronic means that the Board of Directors may approve from time to time.

(Amended October 10, 2002)

89.	Any person (as defined in the Memorandum of Association of this Company) whether he be a Member of the Company or not, may be appointed to act as a proxy.

90.	Any company which is a Member of this Company, may, by Resolution of its Directors authorize any person, whether or not he is a Member of the Company, to act as its representative in any Meeting of the Company and such representative shall be entitled to exercise the same powers on behalf of the company which he represents, including the power to vote on a show of hands, as if he had been an individual Member present in person at the Meeting. The Resolution shall be evidenced by a Minute, or by such other instrument as may be authorized by the statutes of the appointing company, or by a duly certified true copy of such minutes or instrument.

91.	Any Member may appoint by power of attorney, any person, whether or not he is a Member of the Company, to act as his representative at Meetings of the Company and such representative shall be entitled to exercise at any Meeting the same powers, including the power to vote on a show of hands on behalf of the Member whom he represents as if the representative had been a Member present at such Meeting. Furthermore, the appointing Member may confer upon such representative any powers, rights or privileges in the Company.

92.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority, or the documents evidencing the authorization of any person to act as a representative of any company which is a Member of this Company shall be deposited at the Principal Office at least forty-eight hours before the time appointed for holding the Meeting or adjourned Meeting at which the proxy or representative proposes to vote.

93.	A vote, if given in accordance with the terms of an instrument of appointment of representative or proxy, shall be valid notwithstanding the previous death of the principal, or revocation of the appointment, or transfer of the share in respect of which the vote is given, provided no intimation in writing of the death, revocation or transfer shall have been received at the Principal Office or by the Chairman of the Meeting before the vote is given.

94.	A Member of unsound mind or in respect of whom an order has been made by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, curator or other person exercising the functions of a committee or curator or any person appointed by such committee, curator or person.

95.	In the case of joint holders, the vote of the senior who tenders the vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose seniority shall be determined by the order in which the names stand in the Register.

95a.	Notwithstanding anything to the contrary set forth in these Articles, no Owner of any Ordinary Share of the Company shall have any voting right of any nature whatsoever with respect to such Ordinary Share (a) if the Ownership of (I) such Ordinary Share or, (II) any voting power associated with such Ordinary Share, was acquired, either directly or indirectly, by such Owner after October 21, 1999 and (b) so long as (but only so long as) such Ownership by such Owner would, in the event that such Owner had a voting right with respect to such Ordinary Share, result in the Company being classified as a Controlled Foreign Corporation. For purposes of this Article 95a, a person shall be deemed the Owner of such shares as may be ascribed to such person under the relevant provisions of the United States Internal Revenue Code, or any successor statute of the United States, as in effect from time to time (the “Code”), and the term “Controlled Foreign Corporation” shall have the meaning ascribed to it in the relevant provisions of the Code.

(Amended October 21, 1999)

95b.	Any factual or legal determination required in connection with Article 95a shall be conclusively made by the Chairman of the Board of Directors upon the advice of legal counsel.

(Amended October 21, 1999)

THE	BOARD OF DIRECTORS

96.	The number of directors of the Company shall not be less than five nor more than twenty-five.

(Amended October 10, 2002)

97.	The Directors of the Company shall be elected at the annual ordinary general meeting of the Company, and each of them shall hold office until the next annual general meeting.

98.	Notwithstanding the provisions of Article 97, A Director may be appointed in place of a Director vacating office or as an additional Director, or may be removed from office, by an ordinary resolution passed at an Extraordinary General Meeting. Likewise, in the event of a Director vacating office, the Board of Directors is empowered to appoint a Director to fill the vacancy. Any Director appointed under this article shall hold office until the next Annual General Meeting of the Company or unless his office is vacated prior thereto in accordance with the provisions of Article 104.

(Amended August 12, 1984)

99.	The continuing Directors may act notwithstanding any vacancy in the Board of Directors and shall continue to constitute the Board of Directors.

100.	No Director shall be required to hold any shares in the Company.

101.	A Director who ceases to hold office by virtue of Article 98 hereof shall be eligible for re-election as a Director.

102.	No Director shall be disqualified by his office from holding any office or place of profit under the Company or under any company which is a shareholder or otherwise interested in this Company, or under any company in which this Company shall be a shareholder or otherwise interested, or from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into for or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor shall any Director be liable to account to the Company for any profit arising from such office or place of profit or realized by any such contract or arrangement by reason only of such Director holding that office or of fiduciary relations thereby established.

The nature of the Director’s interest must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first taken into consideration if his interest then exists, or in any other case at the first meeting of the Board of Directors after the acquisition of his interest.

A general notice that a Director is a member of any specific firm or company, and is to be regarded as interested in all transactions with the firm or company shall be sufficient disclosure under this Article, as regards such Director and the said transactions.

103.	A Director interested may notwithstanding his interest be counted in a quorum of a meeting of the Board of Directors, participate in the discussion thereat and may vote on every question which may be considered and voted upon thereat; Provided that the vote of an interested Director on any questions in respect of which he has an interest, shall be deemed void ab initio if he failed to disclose his interest as aforesaid.

104.	The office of a Director shall ipso facto be vacated in the following events:

(1)	Upon his death;

(2)	If he be adjudged bankrupt or suspend payment or compound with his creditors;

(3)	If he be found lunatic;

(4)	If by notice in writing delivered to the Company he resigns his office;

(5)	If he is removed from office under Article 98.

105. (1)	A Director may appoint any person to be his Alternate Director either generally or for a specified time or during the continuance of any specified state of affairs.

(2)	The appointment shall be made by an instrument in writing, signed by both the appointor and appointee.

(3)	The instrument of appointment may impose such limitations and qualifications on the Alternate Director as to time or otherwise as the appointor may deem fit, but subject thereto an Alternate Director shall be entitled to notices of meetings of the Board of Directors, and to attend and vote thereat provided that an Alternate Director shall not vote at any meeting of the Board of Directors at which the Director who had appointed him is present. Furthermore, an Alternate Director shall have and exercise in lieu of the Director whom he substitutes all the rights and powers and privileges as Director excluding the power to appoint a substitute.

(4)	The instrument of appointment shall, as nearly as circumstances admit, be in the following form:

“Taro Pharmaceutical Industries Limited

I                  of                  being a director of Taro Pharmaceutical Industries Limited do hereby appoint                              ofto be my Alternate Director (during any absence of mine from Israel)/(during the period of                  commencing on the          day of                  19    ) to attend and vote at any Meetings of the Board of Directors, and to have and exercise all the rights, powers and privileges as Director in accordance with Article 105 of the Articles of Association of the Company. As witness our hands this                  day of              19

Signature of appointer

And I, the abovementioned appointee, confirm that I agree to accept the said appointment and to act as an Alternate Director in the said Company.

Signature of appointee                         .”

(5)	The appointment of an Alternate Director shall have effect as from the time of the delivery of the duly signed instrument of appointment to the Principal Office, or as from such later time as may be specified in the instrument of appointment.

(6)	Two or more Directors may be represented by the same Alternate Director who shall be entitled to a separate vote for each Director whom he represents in addition to any vote to which he may be entitled in his own right.

(7)	The Office of an Alternate Director shall ipso facto be vacated in any one of the following events:

(a)	Upon the happening to him of any one of the events enumerated in Article 104 hereof;

(b)	If his appointment be made for a definite time or during the continuance of any state of affairs and such time or state of affairs expires;

(c)	If a notice of his removal signed by the appointor be delivered at the Principal Office;

(d)	If the Director who had appointed him ceased to be a Director of the Company.

106.	The Board of Directors may allow and pay to any Director or Alternate Director such sum as the Board of Directors may consider fair compensation for travelling and hotel expenses incurred by him for the purpose of attending meetings of the Board of Directors.

107.	If any Director or Alternate Director, being willing, shall be called upon to perform extra services or to make any special exertions in going out to or residing at a particular place or otherwise for any of the purposes of the Company, the Company may remunerate such Director by a fixed sum as may be determined by the Board of Directors.

PROCEEDINGS OF THE BOARD OF DIRECTORS

108.	The Board of Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit.

109.	The majority of the Directors holding office for the time being shall constitute the quorum at any meeting of the Board of Directors. If after half an hour of the time fixed for the holding of the meeting of the Board of Directors a quorum shall not be present the meeting shall be adjourned to the same day in the following week at the same time and place, and if at the adjourned meeting the quorum shall not be present, the meeting shall be adjourned again to the same day in the following week at the same time and place, and if at the twice adjourned meeting the quorum shall not be present then two Directors will constitute a quorum. At any adjourned meeting of the Board of Directors matters for which the original meeting was called may be dealt with.

110.	A meeting of the Board of Directors at which a quorum is present, either in person, by telephone or by video conference, for which meeting written minutes have been signed by the Chairman of the meeting, shall be competent to exercise all or any of the authorities, powers and discretions by or under the regulations of the Company vested in or exercisable by the Board of Directors generally.

(Amended June 22, 1995)

111.	The Chairman may at any time and the Secretary upon the request of a Director shall convene a meeting of the Board of Directors.

112.	Not less than one day’s prior notice shall be given of every meeting of the Board of Directors to each Director or – in his absence – to his alternate unless all directors and/or alternate directors present at the time in Israel agree, upon shorter notice. Any notice as aforesaid may be given orally – in person or by telephone, or in writing – by letter, facsimile (telecopier), cable, or any form of electronic communications.

(Amended June 22, 1995)

113.	Any Director who has not appointed an Alternate Director may vote by letter or by cable.

114.	The accidental omission to give notice of any meeting of the Board of Directors to a Director or to an Alternate Director shall not invalidate any resolution passed at such meeting.

115.	The Directors may elect one of their number to be Chairman of the meetings of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within fifteen minutes after the appointed for holding the same, the Directors present may choose one of their number to be chairman of such meeting.

116.	Questions arising at any meeting of the Board of Directors shall be decided by a majority of votes; and in case of an equality of votes, the Chairman of the meeting shall have a second or casting vote.

117. (a)	The Board of Directors may from time to time by resolution appoint an Executive Committee, with such powers and authorities (not exceeding those vested in the Board of Directors for the time being) as the Board of Directors may from time to time determine. The Executive Committee shall consist of such number of Directors as the Board of Directors may from time to time determine; until otherwise determined, the number of members of the Executive Committee shall not be less than three and not more than five. The Board of Directors may from time to time by resolution remove any member of the Executive Committee and appoint another in his place. Any person acting as an Alternate Director for any Director who is a member of the Executive Committee may act as his alternate on the Executive Committee.

(b)	In addition to, and without in any way affecting, the provisions of sub- Clause (a) hereof, the Board of Directors may from time to time by resolution delegate any of their powers to a committee consisting of such Director or Directors and/or of such other person or persons, as the Board of Directors may deem fit.

The Executive Committee or any other committee formed as aforesaid shall, in the exercise of the powers delegated to it, conform to any regulations that may from time to time be imposed upon it by the Board of Directors. The delegation of any power delegated as aforesaid may be revoked by resolution of the Board of Directors.

118.	A resolution in writing signed by a majority of the Directors entitled to vote thereon passed without any meeting of the Board of Directors shall be as valid and effectual as a resolution duly passed at a meeting of the Board of Directors, called and held in accordance with the provisions of these Articles.

(Amended October 21, 1999)

119.	A resolution in writing signed by a majority of the members for the time being of the Executive Committee or of any other committee appointed under Article 117b hereof, entitled to vote thereon, and passed without any meeting of the Executive Committee or of such other committee, as the case may be, shall, be as valid and effectual as a resolution duly passed at a meeting of the Executive Committee or such other committee, as the case may be, called and held in accordance with the provisions of these Articles.

(Amended October 21, 1999)

120.	All acts done at any meeting of the Board of Directors or by the Executive Committee or any other committee, or by any person acting as a Director, shall, notwithstanding that it shall afterwards be discovered that there was some defect in the appointment of such Directors or persons acting as Directors as aforesaid, or that any of them was disqualified from acting as such, be as valid as if every such person had been duly appointed to be a Director and qualified to act as such.

POWERS OF THE BOARD OF DIRECTORS

121.

The business of the Company shall be managed by the Board of Directors who may pay all expenses of and incidental to the formation and the registration of the Company and they may exercise all such powers and do all such act and things as the Company by its Memorandum of Association or otherwise is authorized to exercise and do as are not by these presents or by law directed or required to be exercised or done by the Company in General Meeting, but subject nevertheless to the provisions of the Company Ordinance and of the Memorandum of Association and these presents and to any regulations not being inconsistent with the Memorandum of Association and these presents from time to time made by the Company in General Meeting, provided that no such regulation shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made.

122.	Without prejudice to the general powers conferred by Article 121 hereof and the other powers conferred by these presents and without thereby in any way limiting or restricting any or all those powers, it is hereby expressly declared that the Board of Directors shall have the following powers:

(a)	To appoint any person or persons (whether incorporated or not) to accept and hold in trust for the Company any property belonging to the Company or in which it is interested, or for any other purposes and to execute and do all such acts, deeds and things as may be requisite in relation to any such trust and to provide for the remuneration of such trustee or trustees.

(b)	To institute, conduct, defend, compound, or abandon any legal proceeding by or against the Company or its officers or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debt due, or of any claim or demands by or against the Company.

(c)	To refer any claim or demand by or against the Company to arbitration.

(d)	To determine from time to time who shall be entitled to sign on the Company’s behalf bills of exchange, promissory notes, receipts, acceptances, endorsements, checks, dividend warrants, releases, contracts and other documents.

(e)	To appoint and, at their discretion, remove or suspend a General Manager and any such Manager, Officer, clerk, employee or agent, whether employed permanently, temporarily or for special services as they may from time to time think fit, and to determine their powers and duties and fix their salaries and emoluments and require security in such instances and for such amounts as they may think fit.

(f)

From time to time and at any time to establish any local Board for managing any of the affairs of the Company in any specified locality in Israel or elsewhere and to appoint any persons to be members of any local Boards and to fix their remuneration and to remove any such persons from office. And from time to time, at any time to delegate to any person so appointed any of the powers, authorities and discretions for the time being vested in the Board of Directors and to authorize the members for the time being of any such Local Board, or any of them to fill up any vacancies therein and to act notwithstanding any vacancies therein and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit, and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation. Any such delegates may be authorized by the Board of Directors to subdelegate all or any of the powers, authorities and discretions for the time being vested in them.

(g)	At any time and from time to time by Power of Attorney to appoint any person or persons to be the attorney or attorneys of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these presents) and for such period and subject to such conditions as the Board of Directors may from time to time think fit and any such appointment (if the Board of Directors think fit) may be made in favor of the members or any of the members of any Local Board established as aforesaid, or in favor of any company or the members, directors, nominees or managers of any company or firm or in favor of any person determined by any company or firm or otherwise in favor of any fluctuating body of persons whether nominated directly or indirectly by the Board of Directors. Any such power of attorney may contain such powers for the protection or convenience of persons dealing with such attorneys as the Board of Directors may think fit.

(h)	The Board of Directors shall be entitled to appoint, on behalf of the Company, an advocate or advocates in Israel or abroad, to represent the Company before all Courts, judicial bodies, quasi-judicial bodies, government, municipal and other offices or bodies in Israel or abroad and to confer upon any such advocate such powers as may be deemed expedient, including the power to delegate his powers, in whole or in part, to another or others.

(i)	Generally subject to the provisions of the Companies Ordinance and these Articles to delegate the powers, authorities and discretions vested in the Board of Directors to any person, firm, company or fluctuating body of persons as aforesaid.

(j)	In the interim between meetings of the Board of Directors, the Chairman of the Board shall be responsible for assuring that the directives and policies of the Board of Directors are carried out in an appropriate manner.

(Amended October 21, 1999)

GENERAL MANAGER

123.	The Board of Directors may from time to time appoint any one person or more whom they deem fit, to be General Manager of the Company either for a definite or indefinite term and may from time to time remove or dismiss such person(s) from office and appoint instead another person or other persons whom they deem fit for a definite or indefinite period. If a General Manager of the Company is also a Director of the Company, such person shall be called a “Managing Director.”

(Amended October 21, 1999)

124.	The Board of Directors may from time to time confer upon the General Manager for the time being such of the powers (except the power to make calls exercisable under these presents by the Board of Directors) as they may think fit, and may confer such powers for such times and to be exercised for such objects and purposes and upon such terms and conditions and with such restrictions, as they think fit, and they may confer such powers either collaterally with, or in substitution for any of the powers of the Board of Directors in that behalf; and they may from time to time revoke, withdraw, alter or vary all or any of such powers.

SECRETARY

125.	The Board of Directors may from time to time appoint a Secretary to the Company for such term, at such remuneration and upon such condition as they may think fit. Any Secretary so appointed may be removed by the Board of Directors.

MINUTES

126.	The Board of Directors shall cause Minutes to be duly entered into books provided for the purpose of:

(a)	All appointments of officers;

(b)	The names of the Directors present at each meeting of the Board of Directors or at any meeting of the Executive Committee or a Committee of Directors;

(c)	All orders made by the Board of Directors;

(d)	All resolutions and proceedings of General Meetings and of meetings of the Board of Directors and of Committees of the Board of Directors and of the Executive Committee.

Each Minute of a meeting of the Board of Directors or of the Executive Committee or of a Committee of the Company, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting, shall be receivable as prima facie evidence of the matters stated in such Minute. The Minutes Books of the General Meetings shall be kept at the Principal Office and be available for gratuitous inspection by the Members during two hours of every working day of the Principal Office.

THE SEAL

127.	The Board of Directors shall provide a Seal for the purposes of the Company and shall have power from time to time to destroy the same and substitute a new Seal in lieu thereof. The Board of Directors shall provide for the safe custody of the Seal for the time being. The Seal shall never be used except by or under the authority of a resolution of the Board of Directors or of a Committee of Directors and in the presence of two Directors at least, who shall sign every instrument to which the Seal is affixed provided that certificates of shares may be sealed in the manner provided in Article 18 hereof.

128.	The Company shall have at least one rubber stamp, and the Board of Directors shall provide for the safe custody of such rubber stamp, and the stamp shall not be used except in the presence of the persons authorized to sign on behalf of the Company, who shall sign every instrument to which the stamp is affixed.

129.	The Board of Directors may authorize any person or persons (even if they are not members of the Board of Directors) to act and sign on behalf of the Company, and the acts and signatures of such person or persons as aforesaid shall bind the Company insofar as such person or persons acted and signed within their powers aforesaid.

130.	The Company may have for use in any territory, district or place not situate in Israel, an official seal, which shall be a facsimile of the Seal of the Company, with the addition on its face of the name of every territory, district or place where it is to be used. The Company may exercise the powers conferred by Section 84 of the Companies Ordinance and such powers as well as the powers under this Article shall accordingly be vested in the Board of Directors.

RESERVE FUND, DIVIDEND AND CAPITALIZATION

131.

The Board of Directors may before recommending any dividend in respect of any financial year set aside out of the profits of the Company such sums as they may think proper as a reserve fund for the purpose of meeting expenses and contingencies of any kind and nature whatsoever, or for repairing and maintaining any of the works, buildings, apparatus, machinery or undertakings connected with the business of the Company or for the redemption of debentures, or for meeting the loss due to amortisation or any other depreciation or diminution in the value of any of the property of the Company or for the preparation of sources of meeting losses or extraordinary expenses, or for the enlargement or development of the business of the Company or for any other purpose for which the moneys of the Company may be used.

132.	The Board of Directors shall submit to every Ordinary General Meeting of the Company a statement as to the net profits, if any, of the Company available for dividend for the financial year immediately preceding that Ordinary General Meeting. If the statement shows that there are sufficient profits available for dividend, the Board of Directors may in its discretion recommend the declaration by the Meeting of dividend for the said financial year.

133.	The Company may at any Ordinary General Meeting declare such dividend as the Board of Directors shall have recommended, or any smaller dividend but no larger dividend shall be declared than is so recommended.

134.	No dividend shall be payable except out of the profits of the Company and no dividend shall carry interest as against the Company.

135.	The Board of Directors may from time to time pay such interim dividends as in their judgment the position of the Company justifies.

136.	Where capital is paid up in advance of calls upon the footing that the same shall carry interest, such capital shall not whilst carrying interest, confer a right to participate in profits.

137.	Subject to the provisions of the Companies Ordinance the Board of Directors, shall be entitled by resolution to withhold from any Member the payment to him of any dividend in respect of his share or shares whilst any money may be due or owing from him to the Company in respect of such share or shares or otherwise howsoever either alone or jointly with any other person or persons and the Board of Directors may deduct from the interest or dividend payable to such Member all sums of money so due from him to the Company.

138.	A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

139.	Subject to the provisions of these presents as to the reserve fund and as to the rights of the different classes of shares, the profits of the Company shall be divisible among the Members of the Company in proportion of the amount of capital paid up on the nominal amount of the shares of the Company held by each Member at the date of the declaration of the dividend. Provided that any amount paid on a share during the period in respect of which the dividend has been declared, shall entitle the holder of such share only to a proportionate amount of the dividend having regard to the date of the payment of the said amount of capital.

140.	Any dividend may be paid to a Member by crossed cheque sent by registered mail to the registered address of the Member or person entitled thereto or in case of joint holders to that one of them first named in the Register in respect of the joint holding. Every such cheque shall be made payable to the order of the person to whom it is sent. The Company shall not be liable or responsible for any cheque or warrant lost in transmission or for any dividend lost to the Member or person entitled thereto by the forged endorsement of any cheque or warrant or the fraudulent or improper recovery thereof by any other means.

141.	Any one of several persons who are registered as the joint holders of any share may give effectual receipts for all dividends and payments on account of dividends in respect of such share.

142.	All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Board of Directors for the benefit of the Company, until claimed.

143.	Any Ordinary General Meeting declaring a dividend may resolve that such dividend be paid wholly or in part by the distribution of specific assets of the Company, including fully paid up shares, debentures or debenture stock of the Company, or shares, debentures or debenture stock of any other company or in any other way whatsoever.

144.	Any General Meeting of the Company may resolve that any moneys, investments or other assets forming the undivided profits of the Company, standing to the credit of the reserve fund, or in the hands of the Company available for the payment of dividends be capitalised and distributed among such of the shareholders as would be entitled to receive same, if distributed by way of dividend in the same proportion on the footing that they become entitled thereto as capital and that all or part of such capitalised fund be applied on behalf of such shareholders in paying up in full or in part, whether at par or at such discount or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company, which shall be distributed accordingly or in or towards the payment of uncalled liability on any issued shares or debentures or debenture stock, and that such distribution or payment be accepted by such shareholders in full and complete satisfaction and settlement of their claims to, and interest in, the said capitalised sum.

145.

For the purpose of giving effect to any resolution under the two preceding Articles, the Board of Directors may, in its absolute discretion, settle any difficulty (if any) which may arise in regard to the distribution as they think expedient and in particular may issue fractional certificates and may fix the value for distribution of any specific assets, and may determine that such payment shall be made to any Members upon the footing of the value as fixed or that fractions of less value than IL 1.00 may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in absolute trusteeship in trustees upon such trusts for the persons entitled to the dividends or capitalised fund as may seem expedient to the Board of Directors; where requisite, a proper contract shall be filed in accordance with Section 93 of the Companies Ordinance and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalised fund, and such appointment shall be effective.

ACCOUNTS

146.	The Board of Directors shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure takes place and of the assets, credits and liabilities of the Company. The books of account shall be kept at the Principal Office or at such other place or places as the Board of Directors may from time to time think fit.

147.	At the Ordinary General Meeting in every year, the Board of Directors shall lay before the Company a profit and loss account and a balance sheet containing a summary of the assets and liabilities of the Company in accordance with Section 106 of the Companies Ordinance. Every such account and balance sheet shall be accompanied by a report of the Board of Directors as to the state and condition of the Company and by a statement under Article 132 hereof, as the case may be. The report shall be signed by two Directors and countersigned by the Secretary, if any, of the Company.

148.	The Board of Directors shall from time to time decide in which manner and to what extent and at what time and place and on what terms and regulations the books, the accounts or documents of the Company shall be open to inspection by Members who are not Directors. A Member who is not a Director shall not have the right to inspect any book, account or document of the Company unless he is given such right by law or he has been authorized thereto by the Board of Directors or by the Company in General Meeting.

AUDIT

149.	Once at least in every year the accounts of the Company shall be examined and correctness of the profit and loss account and balance sheet ascertained by an auditor.

150.	The Company shall at each Ordinary General Meeting appoint an auditor to hold office until the next Ordinary General Meeting. In case the Company in General Meeting wishes to appoint another auditor or other auditors in lieu of the retiring auditor or auditors, the new appointment or appointments shall be made in accordance with the provisions of Section 105 of the Companies Ordinance.

151.	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditor.

152.	The auditor shall make a report to the Members on the accounts examined by him and on every balance sheet laid before the Company in General Meeting during his tenure of office in accordance with the provisions of the Companies Ordinance.

153.	The auditor of the Company shall be entitled to receive notice of and to attend any General Meeting of the Company at which any accounts which have been examined or reported on by him are to be laid before the Company and may make any statement or explanation he desires with respect to the accounts.

154.	Every account when audited and approved by a General Meeting shall be conclusive except as regards any error discovered therein within three months after the approval thereof. Whenever any such error is discovered within that period, the account shall forthwith be corrected and thenceforth shall be conclusive.

NOTICE

155.	A notice may be served by the Company upon any Member, either personally or by sending it through the post in a prepaid letter, envelope or wrapper, addressed to such Member at his registered address in Israel.

156.	A Member whose registered address is not in Israel, may from time to time notify in writing to the Company an address in Israel, which shall be deemed his registered address within the meaning of the last preceding clause.

157.	If a Member has no registered address in Israel and has not supplied the Company with an address within Israel for the giving of notices to him, a notice addressed to him at the Principal Office or a notice addressed to him or to the shareholders in general, or to any class of shareholders and published in a newspaper circulating in the neighborhood of the Principal Office shall be deemed to be duly given to him on the day on which the newspaper containing the notice appears.

158.	All notices shall, with respect to any shares to which persons are jointly entitled, be given to whoever of such persons is named first in the Register and notice so given shall be sufficient notice to all the holders of such shares.

159.	Any notice sent by post to an address in Israel shall be deemed to have been served on the day following that on which the letter, envelope, or wrapper containing the same is posted and in proving such service it shall be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and put into a post-office. A certificate in writing signed by the Secretary or manager or other officer of the Company that the letter, envelope or wrapper containing the notice was so addressed and posted shall be conclusive evidence thereof.

160.	Any notice sent by post to an address out of Israel shall be deemed to have been served in the ordinary course of post, and in proving such service, it shall be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and put into a post-office. A certificate in writing signed by the Secretary, or any manager or other officer of the Company, that the letter, envelope or wrapper containing the notice was so addressed and posted shall be conclusive evidence thereof.

161.	Every person who, by operation of law, transfer or other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which, previously to his name and address being entered on the Register shall be duly given to the person from whom he derives his title to such share.

162.	Any notice or document sent by post to, or left at the registered address of, any Member, in pursuance of these presents, or if published to him under Article 157 hereof, shall, notwithstanding such Member be then deceased, and whether or not the Company have notice of his decease, be deemed to have been duly served in respect of any registered shares, whether held solely or jointly with other persons by such Member, until some other person be registered in his stead as the holder or joint holder thereof, and such service shall for all purposes of these presents be deemed a sufficient service of such notice or document on his personal representatives and all persons, if any, jointly interested with him in any such shares.

163.	Any failure in giving notice of a Meeting to a Member through inadvertence or any failure of such notice reaching a Member, shall not affect the validity of any resolution passed at such Meeting.

164.	It shall not be necessary to set out in a notice of a General Meeting of the Company the text of the resolution (whether Ordinary, Extraordinary or Special) to be considered in that Meeting, and it shall be sufficient if the notice states in most general terms the nature of the question to be considered. It shall, however, be sufficient (but not obligatory) to state in any notice of a General Meeting – instead of stating in general terms the nature of the questions as aforesaid – that a resolution will be put forward for consideration and voting at the Meeting and that the text of the resolution may be inspected, provided that the notice indicates the place or places in Israel and the time or times fixed for inspection of the text of the resolution.

WAIVER

165.	It shall be lawful for any shareholder and Director of the Company to waive the right to notice, or the right to notice for any specific time, or to agree that a General Meeting be held even though shorter notice of the Meeting than the prescribed time for the notice has been given, subject always to any provisions of the law prohibiting such waiver or agreement. If all the Members entitled to attend and vote at a General Meeting so agree, a resolution may be proposed and passed (whether as an Ordinary Resolution, Extraordinary Resolution or Special Resolution) at a General Meeting, notice of which was shorter than prescribed by or under the Companies Ordinance or these Articles.

MISCELLANEOUS PROVISIONS

166.	Notwithstanding anything contained in these Articles, the following provisions shall apply to the Branch Register, the Members registered for the time being in the Branch Register (in this Article referred to as “Branch Members”) to the Branch Office, to the administration of the Branch Register and of the Branch Office and the matters incidental thereto, to with: -

(a)	On or before the opening of the Branch Register or so soon thereafter as may be practicable, the Board of Directors shall, in exercise of the powers conferred upon it under Article 122(f) hereof, appoint a local Board for the United States of America with its seat at the Branch Office (in this Article referred to as “the Branch Board”) to consist of such person or persons, whether or not such person or persons be Director(s) or officer(s) of the Company, and shall confer upon the Branch Board such powers and authorities and discretions to be exercised in all matters including financial matters to be exercised in such manner and be subject to such restrictions and limitations as the Board of Directors may, from time to time, resolve.

(b)	The provisions in these Articles contained and relating to the proceedings of the Board of Directors, including the provisions of Articles 118 and 119 hereof (but substituting the word “Israel” wherever it appears therein by the words “United States of America”) shall mutatis mutandis apply to the Branch Board.

(c)	The provisions of Article 126 hereof shall mutatis mutandis apply to a Minutes Book to be kept by the Branch Board at the Branch Office; but the Branch Board shall transmit to the Principal Office a copy of every entry in the Minutes Book aforesaid as soon as may be after the entry is made.

(d)	On or before the date of opening of the Branch Register or so soon thereafter as may be practicable, the Board of Directors shall cause a facsimile of the Seal of the Company to be kept at the Branch Office which shall be under the control of the Branch Board.

(e)	Any payment to the Company by Branch Members may be effected at the Branch Office or at such place or places in the United States of America as the Branch Board may from time to time by notice to the Branch Members determine.

(f)	Shares registered in the Branch Register shall be transferred in the same manner as shares registered in the Principal Register, as specified in Articles 43-49 inclusive, except that as regards the transfer of such shares, the powers and duties of the Board of Directors according to the above-mentioned Articles will be exercised by the Branch Board and all acts or entries which should be done in the Principal Office or in the Principal Register according to the above-mentioned Articles, will be done, mutatis mutandis, in the Branch Office or in the Branch Register.

(g)	In case the Board of Directors have resolved to issue share warrants, the powers and duties of the Board of Directors under Articles 51 to 58 (both inclusive), shall in respect of the shares registered in the Branch Register be exercised by the Branch Board, and all transactions which may be effected under the said Articles at the Principal Office shall mutatis mutandis be effected at the Branch Office.

(h)	Any requisition under Article 73(1) hereof if made by a Branch Member may be delivered to the Branch Office.

(i)	The provisions of Article 157 shall not apply to Branch Members.

(j)	With respect to Branch Members, the provisions of Articles 155, 157, 159 and 164 shall be deemed altered by the substitution of the words “Israel” and “Principal Office” wherever appearing therein by the words “The United States of America” and the “Branch Office” respectively.

(k)	The provisions of Article 160 shall not apply to Branch Members.

WINDING UP

167.	The winding up of the Company shall not be resolved upon unless by a Special Resolution, or by an Extraordinary Resolution, if it cannot by reason of its liabilities continue its business and it is advisable to wind up.

168.	If the Company shall be wound-up, whether voluntarily or otherwise, and the assets available for distribution among the Members as such shall be insufficient to repay to the Members the whole of the capital paid upon the nominal amount of the shares, such assets shall be distributed so that as nearly as may be the losses shall be borne by the Members in proportion to the capital paid up.

169.	If the Company shall be wound up, whether voluntarily or otherwise, the liquidator may, with the sanction of a Special Resolution, divide amongst the contributors in specie or kind, any part of the Company and may, with the like sanction vest any part of the assets of the Company in Trustees upon such trusts for the benefit of the contributories or any of them, as the liquidator with the like sanction shall think fit.

170. INSURANCE

Subject to the provisions of the Companies Law, and subject further to Article 173, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one or more of the following:

a)	a breach of his duty of care to the Company or to another person;

b)	a breach of his fiduciary duty to the Company, provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

c)	a financial obligation imposed on him in favor of another person;

d)	any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Officer of the Company (including, without limitation, indemnification with respect to the matters referred to under Section 56h(b)(1) of the Israeli Securities Law 5728-1968, as amended (the “Securities Law”), if applicable); and/or

e)	a financial obligation imposed upon an Officer and reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an administrative proceeding instituted against him. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which the Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

(Amended December 29, 2012)

171. INDEMNITY

a)	Subject to the provisions of the Companies Law, and subject further to Article 173, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

(1)	a financial liability imposed on such Officer in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “person” in this Article 171 shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

(2)	reasonable Litigation Expenses (as defined below) incurred by an Officer as a result of an investigation or any proceeding instituted against the Officer by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term “financial sanction” shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” in this Article 2 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided;

(3)	reasonable Litigation Expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea;

(4)	a financial obligation imposed upon an Officer and reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an administrative proceeding instituted against him. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which the Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and/or

(5)	any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Officer of the Company.

b)	Subject to the provisions of the Companies Law and subject further to Article 173, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

(1)	As set forth in Article a)(1), provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

(2)	As set forth in Articles a)(2), a)(3) and a)(5).

(Amended December 29, 2012)

172. RELEASE

Subject to the provisions of the Companies Law and subject further to Article 173, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

(Amended December 29, 2012)

173. GENERAL

a)	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

(1)	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, and/or

(2)	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

b)	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.

(Amended December 29, 2012)

174.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 1 to 4 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(Amended December 29, 2012)